FOR IMMEDIATE RELEASE
NEWS RELEASE

Pacira BioSciences Reports Second Quarter 2023 Financial Results

-- Conference call today at 8:30 a.m. ET --

TAMPA, FL, August 2, 2023 - Pacira BioSciences, Inc. (Nasdaq: PCRX), the industry leader in its commitment to non-opioid pain management and regenerative health solutions, today reported financial results for the second quarter of 2023.
Second Quarter 2023 Financial Highlights
•Total revenues of $169.5 million
•Net product sales of $135.1 million for EXPAREL, $29.3 million for ZILRETTA, and $4.4 million for iovera°
•Net income of $25.8 million, or $0.56 per share (basic) and $0.51 per share (diluted)
•Adjusted EBITDA of $54.3 million
See “Non-GAAP Financial Information” below.
“We were pleased to see EXPAREL year-over-year growth rates improve as the quarter progressed, with a meaningful uptick in June. Solid year-over-year growth continued in July, leaving us optimistic for a stronger second half of the year given improving market conditions and rising demand for joint replacements and other elective surgeries. We also expect to benefit from several ongoing growth initiatives in the second half of 2023, such as continued volume expansion for existing and new 340B customers, as well as new initiatives with oral and maxillofacial surgeons, Plastics, Outpatient, and Sports Management.” said Dave Stack, chairman and chief executive officer of Pacira.
Second Quarter 2023 Financial Results
•Total revenues were $169.5 million in the second quarter of 2023, versus $169.4 million reported for the second quarter of 2022.
•EXPAREL net product sales were $135.1 million in the second quarter of 2023, versus $137.0 million reported for the second quarter of 2022. Second quarter volume growth of 4 percent was offset by a lower net selling price primarily due to the implementation of 340B Drug Pricing and other contracted relationships. There were 64 selling days in each of the second quarters of 2023 and 2022.
•ZILRETTA net product sales were $29.3 million in the second quarter of 2023, versus $27.4 million reported for the second quarter of 2022.

•Second quarter 2023 iovera° net product sales were $4.4 million, versus $3.2 million reported for the second quarter of 2022.
•Sales of bupivacaine liposome injectable suspension to third-party licensees were $0.7 million in the second quarter of 2023, versus $1.0 million reported for the second quarter of 2022.
•Total operating expenses were $129.6 million in the second quarter of 2023, versus $138.2 million reported for the second quarter of 2022.
•Research and development (R&D) expenses were $18.8 million in the second quarter of 2023, compared to $26.3 million in the second quarter of 2022. R&D expenses included $9.3 million and $5.1 million of product development and manufacturing capacity expansion costs in the second quarters of 2023 and 2022, respectively.
•Selling, general and administrative (SG&A) expenses were $64.9 million in the second quarter of 2023, compared to $65.0 million in the second quarter of 2022.
•GAAP net income was $25.8 million, or $0.56 per share (basic) and $0.51 per share (diluted) in the second quarter of 2023, compared to $19.9 million, or $0.44 per share (basic) and $0.40 per share (diluted), in the second quarter of 2022.
•Non-GAAP net income was $36.0 million, or $0.78 per share (basic and diluted) in the second quarter of 2023, compared to $24.0 million, or $0.53 per share (basic) and $0.51 per share (diluted), in the second quarter of 2022.
•Adjusted EBITDA was $54.3 million in the second quarter of 2023, compared to $44.9 million in the second quarter of 2022.
•Pacira ended the second quarter of 2023 with cash, cash equivalents and available-for-sale investments (“cash”) of $220.8 million. Cash provided by operations was $43.5 million in the second quarter of 2023, compared to $29.8 million in the second quarter of 2022.
•Pacira had 46.1 million basic and 52.1 million diluted weighted average shares of common stock outstanding in the second quarter of 2023.
See “Non-GAAP Financial Information” below.
Financial Guidance
Pacira is revising the following full-year financial guidance:
•EXPAREL net product sales of $550 million to $560 million versus the company’s previously guided range of $570 million to $580 million;
•ZILRETTA net product sales of $110 million to $115 million versus the company’s previously guided range of $115 million to $125 million;
•Non-GAAP gross margin of 73% to 74% versus the company’s previously guided range of 76% to 78%; and
•Stock-based compensation of $46 million to $49 million versus the company’s previously guided range of $51 million to $54 million.
Pacira is reiterating the following full-year financial guidance:

•iovera° net product sales of $17 million to $20 million;
•Non-GAAP R&D expense of $70 million to $80 million; and
•Non-GAAP SG&A expense of $220 million to $230 million.
See “Non-GAAP Financial Information” below.

Today’s Conference Call and Webcast Reminder
The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Wednesday, August 2, 2023, at 8:30 a.m. ET. For listeners who wish to participate in the question-and-answer session via telephone, please pre-register at investor.pacira.com/upcoming-events. All registrants will receive dial-in information and a PIN allowing them to access the live call. In addition, a live audio of the conference call will be available as a webcast. Interested parties can access the event through the “Events” page on the Pacira website at investor.pacira.com.

Non-GAAP Financial Information
This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), such as non-GAAP gross margin, non-GAAP cost of goods sold, non-GAAP research and development (R&D) expense, non-GAAP selling, general and administrative (SG&A) expense, non-GAAP net income, non-GAAP net income per common share, non-GAAP weighted average diluted common shares outstanding, EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA, because these non-GAAP financial measures exclude the impact of items that management believes affect comparability or underlying business trends.

These measures supplement the company’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future cost of goods sold, R&D expense and SG&A expense outlook for 2023 and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of the company's financial statements by providing greater transparency into the ongoing operating performance of Pacira and its future outlook. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. The non-GAAP measures presented here are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures.

About Pacira
Pacira BioSciences, Inc. (Nasdaq: PCRX) is committed to providing non-opioid pain management options to as many patients as possible to redefine the role of opioids as rescue therapy only. The company is also developing innovative interventions to address debilitating conditions involving the sympathetic nervous system, such as cardiac electrical storm, chronic pain, and spasticity. Pacira has three commercial-stage non-opioid treatments: EXPAREL® (bupivacaine liposome injectable suspension), a long-acting local analgesic currently approved for infiltration, fascial plane block, and as an interscalene brachial plexus nerve block for postsurgical pain management; ZILRETTA® (triamcinolone acetonide extended-release injectable suspension), an extended-release, intra-articular injection indicated for the management of osteoarthritis knee pain; and ioveraº®, a novel, handheld device for delivering immediate, long-acting, drug-free pain control using precise, controlled doses of cold temperature to a targeted nerve. To learn more about Pacira, including the corporate mission to reduce overreliance on opioids, visit www.pacira.com.

About EXPAREL® (bupivacaine liposome injectable suspension)

EXPAREL is indicated for single-dose infiltration in patients 6 years of age and older to produce postsurgical local analgesia and in adults as an interscalene brachial plexus nerve block to produce postsurgical regional analgesia. Safety and efficacy have not been established in other nerve blocks. The product combines bupivacaine with multivesicular liposomes, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the multivesicular liposome platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with up to a 78 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated in the pivotal trials. Additional information is available at www.EXPAREL.com.

Important Safety Information about EXPAREL for Patients

EXPAREL should not be used in obstetrical paracervical block anesthesia. In studies in adults where EXPAREL was injected into a wound, the most common side effects were nausea, constipation, and vomiting. In studies in adults where EXPAREL was injected near a nerve, the most common side effects were nausea, fever, and constipation. In the study where EXPAREL was given to children, the most common side effects were nausea, vomiting, constipation, low blood pressure, low number of red blood cells, muscle twitching, blurred vision, itching, and rapid heartbeat. EXPAREL can cause a temporary loss of feeling and/or loss of muscle movement. How much and how long the loss of feeling and/or muscle movement depends on where and how much of EXPAREL was injected and may last for up to 5 days. EXPAREL is not recommended to be used in patients younger than 6 years old for injection into the wound, for patients younger than 18 years old for injection near a nerve, and/or in pregnant women. Tell your health care provider if you or your child has liver disease, since this may affect how the active ingredient (bupivacaine) in EXPAREL is eliminated from the body. EXPAREL should not be injected into the spine, joints, or veins. The active ingredient in EXPAREL can affect the nervous system and the cardiovascular system; may cause an allergic reaction; may cause damage if injected into the joints; and can cause a rare blood disorder.

About ZILRETTA® (triamcinolone acetonide extended-release injectable suspension)

On October 6, 2017, ZILRETTA was approved by the U.S. Food and Drug Administration as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis (OA)- related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide—a commonly administered, short-acting corticosteroid—with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced OA knee pain for 12 weeks, with some people experiencing pain relief through Week 16. Learn more at www.zilretta.com.

Indication and Select Important Safety Information for ZILRETTA

Indication: ZILRETTA is indicated as an intra-articular injection for the management of OA pain of the knee. Limitation of Use: The efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.

Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:

•Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.
•Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.
•Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.
•Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.

Please see ZILRETTALabel.com for full Prescribing Information.

About iovera°®

The iovera° system uses the body’s natural response to cold to treat peripheral nerves and immediately reduce pain without the use of drugs. Treated nerves are temporarily stopped from sending pain signals for a period of time, followed by a restoration of function. Treatment with iovera° works by applying targeted cold to a peripheral nerve. A precise cold zone is formed under the skin that is cold enough to immediately prevent the nerve from sending pain signals without causing damage to surrounding structures. The effect on the nerve is temporary, providing pain relief until the nerve regenerates and function is restored. Treatment with iovera° does not include injection of any substance, opioid, or any other drug. The effect is immediate and can last up to 90 days. The iovera° system is not indicated for treatment of central nervous system tissue. Additional information is available at www.iovera.com.

Indication and Select Important Safety Information for iovera°®

Indication: iovera° applies freezing cold to peripheral nerve tissue to block and/or relieve pain for up to 90 days. It should not be used to treat central nervous system tissue.

Important Safety Information

⦁    Do not receive treatment with iovera° if you experience hypersensitivity to cold or have open and/or infected wounds near the treatment site.
⦁    You may experience bruising, swelling, inflammation and/or redness, local pain and/or tenderness, and altered feeling at the site of application.
⦁    In treatment area(s), you may experience damage to the skin, skin darkening or lightening, and dimples in the skin.
⦁    You may experience a temporary loss of your ability to use your muscles normally outside of the treatment area.
⦁    Talk to your doctor before receiving treatment with iovera°.

Forward-Looking Statements
Any statements in this press release about Pacira’s future expectations, plans, trends, outlook, projections and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may,” “will,” “would,” “could,” “can” and similar expressions, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to our growth and future operating results and trends, our strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, including our plans with respect to the repayment of our indebtedness, anticipated product portfolio, development programs, patent terms, development of products, strategic alliances and intellectual property and other statements that are not historical facts. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We cannot assure you that our estimates, assumptions and expectations will prove to have been correct. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to, among others: risks associated with acquisitions, such as the risk that the acquired businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; the lingering impact of the COVID-19 pandemic on elective surgeries, our manufacturing and supply chain, global and U.S. economic conditions (including inflation and rising interest rates), and our business, including our revenues, financial condition, cash flow and results of operations; the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL, ZILRETTA and iovera°; the rate and degree of market acceptance of EXPAREL, ZILRETTA and iovera°; the size and growth of the potential markets for EXPAREL, ZILRETTA and iovera° and our ability to serve those markets; our plans to expand the use of EXPAREL, ZILRETTA and iovera° to additional indications and opportunities, and the timing and success of any related clinical trials for EXPAREL, ZILRETTA and iovera°; the commercial success of EXPAREL, ZILRETTA and iovera°; the related timing and success of U.S. Food and Drug Administration supplemental New Drug Applications and premarket notification 510(k)s; the related timing and success of European Medicines Agency Marketing Authorization Applications; our plans to evaluate, develop and pursue additional product candidates utilizing our proprietary multivesicular liposome (“pMVL”) drug delivery technology; the approval of the commercialization of our products in other jurisdictions; clinical trials in support of an existing or potential pMVL-based product; our commercialization and marketing capabilities; our ability to successfully complete an EXPAREL capacity expansion project in San Diego, California; our ability to successfully complete a ZILRETTA capital project in Swindon, England; the outcome of any litigation; the ability to successfully integrate any future acquisitions into our existing business; the recoverability of our deferred tax assets; assumptions associated with contingent consideration payments; and factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K and in other filings that we periodically make with the Securities and Exchange Commission (the “SEC”). In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such we anticipate that subsequent events and developments will cause our views to change. Except as required by applicable law, we undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and readers should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed and referenced in the “Risk Factors” of our most recent Annual Report on Form 10-K and in other filings that we periodically make with the SEC.

###

Investor Contact:
Susan Mesco, (973) 451-4030
susan.mesco@pacira.com

Media Contact:
Sara Marino, (973) 370-5430
sara.marino@pacira.com

(Tables to Follow)

Pacira BioSciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$86,810	$104,139
Short-term available-for-sale investments	133,956	184,512
Accounts receivable, net	99,079	98,397
Inventories, net	92,130	96,063
Prepaid expenses and other current assets	17,349	15,223
Total current assets	429,324	498,334
Noncurrent available-for-sale investments	—	37,209
Fixed assets, net	180,310	183,512
Right-of-use assets, net	65,837	70,877
Goodwill	163,243	163,243
Intangible assets, net	511,902	540,546
Deferred tax assets	156,140	160,309
Investments and other assets	35,625	27,170
Total assets	$1,542,381	$1,681,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,206	$15,220
Accrued expenses	56,221	89,785
Lease liabilities	8,981	9,121
Current portion of convertible senior notes, net	8,641	—
Current portion of long-term debt, net	10,863	33,648
Total current liabilities	108,912	147,774
Convertible senior notes, net	397,360	404,767
Long-term debt, net	134,823	251,056
Lease liabilities	60,046	64,802
Contingent consideration	21,482	28,122
Other liabilities	11,783	9,669
Total stockholders’ equity	807,975	775,010
Total liabilities and stockholders’ equity	$1,542,381	$1,681,200

Pacira BioSciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net product sales:
EXPAREL	$135,127	$137,007	$265,535	$266,212
ZILRETTA	29,261	27,417	53,595	51,052
iovera°	4,384	3,201	8,385	6,227
Bupivacaine liposome injectable suspension	695	956	1,383	2,512
Total net product sales	169,467	168,581	328,898	326,003
Royalty revenue	—	830	910	1,399
Total revenues	169,467	169,411	329,808	327,402
Operating expenses:
Cost of goods sold	48,207	50,627	97,227	86,701
Research and development	18,824	26,282	35,964	47,887
Selling, general and administrative	64,850	65,003	135,693	129,263
Amortization of acquired intangible assets	14,322	14,322	28,644	28,644
Acquisition-related (gains) charges, restructuring charges and other	(16,613)	(18,058)	(4,506)	(13,721)
Total operating expenses	129,590	138,176	293,022	278,774
Income from operations	39,877	31,235	36,786	48,628
Other (expense) income:
Interest income	2,111	252	5,253	523
Interest expense	(3,865)	(8,833)	(13,454)	(19,079)
Loss on early extinguishment of debt	—	—	(16,926)	—
Other, net	(269)	(647)	(279)	(771)
Total other expense, net	(2,023)	(9,228)	(25,406)	(19,327)
Income before income taxes	37,854	22,007	11,380	29,301
Income tax expense	(12,091)	(2,131)	(5,153)	(2,597)
Net income	$25,763	$19,876	$6,227	$26,704

Net income per share:
Basic net income per common share	$0.56	$0.44	$0.14	$0.59
Diluted net income per common share	$0.51	$0.40	$0.13	$0.55
Weighted average common shares outstanding:
Basic	46,088	45,501	46,019	45,185
Diluted	52,054	52,478	46,285	52,262

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
GAAP net income	$25,763	$19,876	$6,227	$26,704

Non-GAAP adjustments:
Acquisition-related (gains) charges, restructuring charges and other	(16,613)	(18,058)	(4,506)	(13,721)
Step-up of acquired Flexion fixed assets and inventory to fair value and other	1,727	1,854	3,834	3,785
Stock-based compensation	10,955	11,544	22,945	22,733
Loss on early extinguishment of debt	—	—	16,926	—
Amortization of debt discount	28	706	703	1,412
Amortization of acquired intangible assets	14,322	14,322	28,644	28,644
Tax impact of non-GAAP adjustments	(182)	(6,285)	(14,471)	(15,656)
Total non-GAAP adjustments	10,237	4,083	54,075	27,197

Non-GAAP net income	$36,000	$23,959	$60,302	$53,901

GAAP basic net income per common share	$0.56	$0.44	$0.14	$0.59
GAAP diluted net income per common share	$0.51	$0.40	$0.13	$0.55

Non-GAAP basic net income per common share	$0.78	$0.53	$1.31	$1.19
Non-GAAP diluted net income per common share	$0.78	$0.51	$1.30	$1.16

Weighted average common shares outstanding - basic	46,088	45,501	46,019	45,185
Weighted average common shares outstanding - diluted	52,054	52,478	46,285	52,262
Non-GAAP weighted average common shares outstanding - basic	46,088	45,501	46,019	45,185
Non-GAAP weighted average common shares outstanding - diluted	46,447	46,871	46,285	46,655

Pacira BioSciences, Inc. Reconciliation of GAAP to Non-GAAP Financial Information (continued) (in thousands) (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Cost of goods sold reconciliation:
GAAP cost of goods sold	$48,207	$50,627	$97,227	$86,701
Step-up of acquired Flexion fixed assets and inventory to fair value and other	(1,727)	(1,854)	(3,834)	(3,785)
Stock-based compensation	(1,436)	(1,478)	(3,160)	(2,830)
Non-GAAP cost of goods sold	$45,044	$47,295	$90,233	$80,086

Research and development reconciliation:
GAAP research and development	$18,824	$26,282	$35,964	$47,887
Stock-based compensation	(1,722)	(1,520)	(3,597)	(2,978)
Non-GAAP research and development	$17,102	$24,762	$32,367	$44,909

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$64,850	$65,003	$135,693	$129,263
Stock-based compensation	(7,797)	(8,546)	(16,188)	(16,925)
Non-GAAP selling, general and administrative	$57,053	$56,457	$119,505	$112,338

Weighted average shares outstanding - diluted reconciliation:
GAAP weighted average common shares outstanding - diluted	52,054	52,478	46,285	52,262
Modified if-converted method adjustment (1)	(5,607)	(5,607)	—	(5,607)
Non-GAAP weighted average common shares outstanding - diluted	46,447	46,871	46,285	46,655

(1) On a non-GAAP basis, the "if-converted" method was modified so that interest expense is not added back to the numerator, and the denominator would only include any incremental shares that would be issued for the conversion premium as the company intends to settle the principal amount of its 2025 convertible senior notes in cash. For all periods presented, non-GAAP diluted net income per share did not include any incremental shares related to the conversion premium.

Pacira BioSciences, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA (Non-GAAP)
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
GAAP net income	$25,763	$19,876	$6,227	$26,704

Interest income	(2,111)	(252)	(5,253)	(523)
Interest expense (1)	3,865	8,833	13,454	19,079
Income tax expense	12,091	2,131	5,153	2,597
Depreciation expense	4,732	6,541	10,012	12,252
Amortization of acquired intangible assets	14,322	14,322	28,644	28,644
EBITDA	58,662	51,451	58,237	88,753

Other adjustments:
Acquisition-related (gains) charges, restructuring charges and other (2)	(16,613)	(19,132)	(4,506)	(14,926)
Step-up of acquired Flexion inventory to fair value and other	1,261	1,052	2,566	2,181
Stock-based compensation	10,955	11,544	22,945	22,733
Loss on early extinguishment of debt	—	—	16,926	—
Adjusted EBITDA	$54,265	$44,915	$96,168	$98,741
(1) Includes amortization of debt discount and debt issuance costs
(2) For the three and six months ended June 30, 2022, excludes any depreciation expense included in EBITDA above

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP 2023 Financial Guidance
(dollars in millions)

GAAP to Non-GAAP Guidance	GAAP	Full-year Impact of GAAP to Non-GAAP Adjustments (1)	Non-GAAP
EXPAREL net product sales	$550 to $560	—	—
ZILRETTA net product sales	$110 to $115	—	—
iovera° net product sales	$17 to $20	—	—
Gross margin	71% to 72%	Approximately 2%	73% to 74%
Research and development expense	$77 to $88	$7 to $8	$70 to $80
Selling, general and administrative expense	$252 to $264	$32 to $34	$220 to $230
Stock-based compensation	$46 to $49	—	—
(1) The full-year impact of GAAP to Non-GAAP adjustments primarily relates to stock-based compensation. The full-year GAAP gross margin financial guidance also includes the step-up of acquired Flexion fixed assets and inventory to fair value from the acquisition of Flexion Therapeutics, Inc., and other costs.